Exhibit 10.1


NEWS BULLETIN                           RE:      NOBLE ROMAN'S, INC.
                                                 1 Virginia Avenue, Suite 800
                                                 Indianapolis, IN  46204

FOR ADDITIONAL INFORMATION, CONTACT:

               Paul W. Mobley, Chairman
                      317/634-3377
           Michael Lauren, Investor Relations
                      415/564-5677


Indianapolis, Indiana - Noble Roman's, Inc. announced today that in a series of transactions which closed on February 8, 2000, it has obtained approximately $8.5 million in additional capital. These events are part of its strategic plan to position Noble Roman's for accelerated growth in the franchising of non-traditional locations and co-branding with other traditional foodservice companies such as Subway(R) and TCBY(R).

Noble Roman's, Inc. began franchising non-traditional locations in 1997, and co-branding with Subway and TCBY in 1999. To date the company has awarded over 500 franchised locations in 35 states with many more on the way. Though non-traditional locations were developed first, officials at Noble Roman's anticipate co-branding will offer at least as much if not more opportunity for growth in the future.

Over the past two years the company has developed a method for franchisees to establish a miniaturized version of a Noble Roman's pizzeria in universities, recreational facilities, convenience stores, travel plazas and other high-traffic facilities. These "non-traditional" locations, as they are called, offer many of the same quality menu items that Noble Roman's has sold for 28 years at its traditional locations, including fresh made pizzas and breadsticks among other items, plus a line of breakfast products. In discussing the company's non-traditional franchise concept, Paul Mobley, Chairman of Noble Roman's, stated, "We believe our concept is second to none. The food quality is superior, the operations are simple, staffing requirements are minimal, and the franchisee gets the benefit of a low initial investment and great on-going unit economics. So far we have received an amazing reception in 35 states, and the growth possibilities are enormous".

In addition to the non-traditional locations, the company has franchised locations under co-branding agreements such as the recent opening of Noble Roman's franchises in the TCBY at 49th Street and Pennsylvania Avenue and in the Subway at West 71st Street and I-465, both in Indianapolis. Scott Mobley, President of Noble Roman's, stated that, "Both non-traditional and co-branded franchising are the wave of the future in the restaurant industry, and we're on the cutting edge of that trend. We developed what we think is a better concept, and this fact has been proven in the rapid sale of more than 500 franchises in just over 2 years. We are devoting as much of our human resources as possible to capitalize on this early success."

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Accordingly, the company will now limit its direct operational involvement in traditional locations to a core group of locations in the Indianapolis, Columbus, Bloomington and Evansville area markets in Indiana. Scott Mobley said, "We have closed 16 traditional locations at least temporarily while we complete on-going discussions on the possibility of re-opening them as franchises or co-brand locations. In the meantime, we have reassigned several supervisors and others formerly involved in those operations to help facilitate the growth of our non-traditional and co-branded facilities. But the traditional locations are extremely important to us - our product innovations and operating experience all come from that side of the business, and we expect they will continue to do so in the future."

The additional capital came from investors associated with Geometry Group, Inc. in New York, certain local investors in Indianapolis and The Provident Bank in Cincinnati. The Geometry Group and other local investors purchased common stock of the company for approximately $2.0 million in a private placement. The Provident Bank exchanged $6.5 million senior secured debt for $1.6 million in common stock and $4.9 million in no-yield preferred stock which may later be converted to common stock at $3.00 per share at its option.

Paul Mobley stated that, "Having already begun to reap the rewards of a repositioned business strategy, and now with the significant increase in capital and the management infrastructure which has been established in the past two years, Noble Roman's is positioned for the expansion of several thousand franchised co-branded and non-traditional units over the next few years." Mobley further stated, "I am extremely pleased with the way Noble Roman's is now positioned for the future. We have aligned our company with several of the largest and well known retail food establishments in the country including Subway(R) and TCBY(R). As experts in the field of food retailing both of these companies recognize the significance of co-branding and have chosen Noble Roman's over hundreds of other concepts. There is no doubt that co-branding and non-traditional fast food retailing are sweeping the nation as more and more of us eat where it is convenient. Given this need for consumer convenience, we believe our business strategy has positioned Noble Roman's to take advantage of these opportunities."

Given the significance of the current transactions, the company will be filing a Form 8-k with the SEC showing restated proforma income statement information as if the transactions had occurred on January 1, 1998, and proforma balance sheet information as if the transactions had occurred on September 30, 1999. The proforma income statement shows operations at approximately a break-even level for both the twelve months ended December 31, 1998 and the nine months ended September 30, 1999. The proforma balance sheet as of September 30, 1999 shows current assets of $4.0 million (actual September 30, 1999 were $2.9 million), current liabilities of $3.3 million (actual current liabilities for September 30, 1999 were $4.0 million), long-term obligations of $10.6 million (actual September 30, 1999 were $16.7 million) and stockholder's equity of $4.6 million (actual September 30, 1999 were $17 thousand).

The statements contained in this Press Release concerning the Company's future revenues, profitability, financial resources, market demand and product development are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the Company that are based on the beliefs of the management of the Company, as well

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as assumptions and estimates made by and information currently available to the
Company's management. The Company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment including, but not limited to: the operations and results of operations of the Company as well as its customers and suppliers, including as a result of competitive factors and pricing pressures, shifts in market demand, general economic conditions and other factors including but not limited to, changes in demand, for the Company's products or franchises, the impact of competitors' actions, and changes in prices or supplies of food ingredients. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.




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